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                                   EXHIBIT 13

                            Subscription Agreement

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                                    Form of
                            SUBSCRIPTION AGREEMENT


                                        March__, 1993

The Valiant Fund
440 Lincoln Street
Worcester, Massachusetts 01653

Dear Sirs:

     The Valiant Fund (the "Fund") proposes to issue and sell to the public its shares of beneficial interest without par value (the "Shares") pursuant to a registration statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission. In order to provide the Fund with a net worth of at least $100,000 as required by Section 14 of the Investment Company Act of 1940, as amended, and additional capitalization, we hereby offer to purchase 100,000 Shares at a price of $1.00 per Share [two] days prior to the effective date of the Registration Statement (or such earlier date as may be agreed upon).

     We will make payment to the Fund for the 100,000 Shares at least two business days prior to the date specified by the Fund as the proposed effective date of the Registration Statement.

     We represent and warrant to the Fund that the Shares are being acquired by us for investment and not with a view to the resale or further distribution thereof and that we have no present intention to redeem the Shares.

     The undersigned agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares of the Fund prior to the fifth anniversary of the date the Fund begin investment activities, we will pay to the Fund an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by the undersigned or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

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     Please confirm that the foregoing correctly sets forth our agreement with the Fund.

                                   Very truly yours,

                                   PURCHASER


                                   By:  /s/ Richard F. Curcio
                                        ---------------------
                                        Richard F. Curcio
                                        President


Confirmed, as of the date
first above mentioned.

THE VALIANT FUND


By:  /s/ Richard C. Butt
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     Richard C. Butt
     Treasurer